LOAN AND SECURITY AGREEMENT

by and between

MEDALLION FINANCIAL CORP.

and

STERLING NATIONAL BANK

April 26, 2004

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4.14	ERISA	20
4.15	Federal Reserve Regulations	20
4.16	Collateral	20
4.17	Solvency	21
4.18	Accuracy and Completeness of Information	21
4.19	Permits	21
4.20	Intellectual Property	21
4.21	Labor Controversies, Union Contracts, Etc.	21

V. COVENANTS		22
5.1	Preservation of Existence	22
5.2	Nature of Business	22
5.3	Compliance with Laws	22
5.4	Maintenance of Properties	22
5.5	Accounting Methods	22
5.6	Payment of Taxes and Claims	23
5.7	Visits and Inspections; Collateral Audits	23
5.8	Information Covenants	23
(i) Monthly Financial Statements		23
(ii) Annual Financial Statements		24
(iii) Certificate		24
(iv) Copies of Other Reports		24
(v) Notice of Litigation and Other Matters		25
5.9	Accuracy and Completeness of Information	25
5.10	Insurance	26
5.11	Indebtedness	26
5.12	Liens	26
5.13	Sale of Assets; Merger	26
5.14	[Intentionally omitted]	26
5.15	Collateral	26
5.16	Financial Covenants	27
5.17	Further Documentation	27
5.19	Bank’s Appointment as Attorney-in-Fact	28
5.20	Performance by Bank of Borrower’s Obligations	29

VI. CONDITIONS PRECEDENT		29
6.1	Conditions Precedent	29
6.2	Conditions Precedent to Additional Advances	31

VII. EVENTS OF DEFAULT		31

VIII. REMEDIES		33

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IX. INDEMNIFICATION		35
9.1	Indemnification	35

X. MISCELLANEOUS		36
10.1	Notice	36
10.2	No Waiver; Cumulative Remedies	37
10.3	Survival of Agreements	37
10.4	Amendment	37
10.5	Successors and Assigns	37
10.6	Severability	38
10.7	Counterparts	38
10.8	Governing Law; No Third Party Rights	38
10.9	Pledge to the Federal Reserve	38
10.10	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION	38

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THIS LOAN AND SECURITY AGREEMENT is dated April 26, 2004 and is by and between MEDALLION FINANCIAL CORP., a Delaware corporation having an address of 437 Madison Avenue, New York, New York 10022 (the “Borrower”), and STERLING NATIONAL BANK, a national banking association having an address of 650 Fifth Avenue, New York, New York 10019 (the “Bank”).

RECITALS

A. The Borrower has requested the Bank to extend certain credit and make certain loans to the Borrower in an aggregate principal amount not to exceed $15,000,000.

B The Bank is willing to extend such credit and to make such loans to the Borrower, all in accordance with and subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

I. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following words and terms shall have the following meanings:

“Account” shall mean, in addition to the definition “account” contained in the Code, any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by the Borrower.

“Advance Request” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Advances” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Affiliate” shall mean as to any specified Person:

(a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person;

(b) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person, or of or in which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity;

(c) any Person that, directly or indirectly, is the beneficial owner of any amount of any class of equity securities of the specified Person or is the beneficial owner of any interest in the capital profit of the specified Person;

(d) any Person of which the specified Person is directly or indirectly the beneficial owner of any amount of any class of equity securities or any Person of which the specified Person is the beneficial owner of any interest in the capital and profits; or

(e) any member of the immediate family of the specified Person or any trust for the benefit thereof.

“Agreement” shall mean this Loan and Security Agreement, together with any and all exhibits, schedules, amendments or supplements hereto.

“Asset-Based Loans” shall mean loans made by the Borrower or a Pledgor in which the amounts outstanding, as well as the availability, under such loans is based upon a formula comprised in whole or in part of (a) a specified advance rate multiplied by the borrower’s eligible accounts receivable and (b) a specified advance rate multiplied by the borrower’s eligible inventory.

“Bank” shall mean Sterling National Bank and its successors and assigns.

“Bank Costs” shall mean all taxes and insurance premiums of every kind and nature of the Borrower paid by the Bank; all filing, recording, publication, and search fees incurred in connection with and relating to the Borrower paid by the Bank; all reasonable out-of-pocket costs incurred and sums expended by the Bank, with or without suit, to correct any default, to make advances of principal and interest or payments to prior secured parties, to enforce any right or remedy of the Bank, or in connection with any other provision of any Loan Document, including without limitation, any out-of-pocket costs incurred by the Bank with respect to any other lender in connection with the Loan Documents and the transactions contemplated thereby; all reasonable out-of-pocket costs incurred and sums expended in gaining possession of, inspection of, maintaining, handling, preserving, repairing, renovating, storing, shipping, finishing, selling, preparing for sale, and advertising to sell the Collateral, whether or not a sale is consummated; out-of-pocket costs of using, operating, controlling and managing the Collateral, including but not limited to, rental and licensing costs; out-of-pocket costs of collecting and receiving rent, income, revenue, earnings, issues and profits of the Collateral; reasonable out-of-pocket costs of suit incurred by the Bank in enforcing or defending this Agreement or any other Loan Document or any portion thereof; all out-of-pocket costs and expenses including reasonable attorneys’ fees and expenses incurred by the Bank in preparing, reviewing, enforcing, amending, modifying, extending, administering, defending or otherwise concerning this Agreement or any other Loan Document or any portion hereof or thereof; and whether or not suit is brought, all out-of-pocket costs of arbitration and insolvency proceedings.

“Borrower” shall mean Medallion Financial Corp., a Delaware corporation, and its successors and assigns.

“Borrowing Base” shall mean at any time an amount equal to seventy six and nine-tenths (76.9%) percent of the portion of the aggregate outstanding principal amount of all Eligible Underlying Loans that is owned and held by the Borrower or a Pledgor.

“Borrowing Base Certificate” shall mean the form of borrowing base certificate attached hereto as Exhibit A (or such other form as the Bank may reasonably require) for completion by the Borrower in order to calculate the Borrowing Base.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which state or federally chartered banks in the State of New York are authorized to close.

“Capitalized Lease Obligations” shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Chattel Paper” shall have the meaning given to such term in the Code.

“Code” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Collateral” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Collateral Proceeds Account” shall have the meaning ascribed to such term in Section 3.3(b) hereof.

“Computer Hardware and Software” shall mean all of the Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contracts” shall mean all contracts, instruments, undertakings, documents or other agreements with respect to the Collateral in or under which the Borrower may now or hereafter have any right, title or interest, including without limitation all Underlying Loan Documents.

“Contract Rights” shall mean any right of the Borrower to payment under a Contract, which right is at the time not yet earned by performance.

“Default” shall mean any of the events specified in Article VII hereof which, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Documents” shall have the meaning given to such term in the Code.

“Eligible Underlying Loan” shall mean an Underlying Loan, to the extent that it is held of record and beneficially by the Borrower or a Pledgor (i.e., only to the extent that it has not been sold or participated by the Borrower or a Pledgor), that meets all of the following requirements:

(a) such Underlying Loan represents a complete bona fide transaction which requires no further act under any circumstances on the part of the Borrower or a Pledgor to make such Underlying Loan payable by the Underlying Borrower (other than advances to be made by the Borrower or a Pledgor pursuant to the express terms of the Underlying Loan Documents relating thereto);

(b) (i) if such Underlying Loan is an Asset-Based Loan, the aggregate principal amount outstanding at any time thereunder does not exceed the lesser of (A) the maximum available amount under the Underlying Loan Documents relating thereto or (B) the borrowing base formula applicable thereto, and (ii) if such Underlying Loan is any other type of loan, such Underlying Loan shall not be in payment default for more than 60 days;

(c) such Underlying Loan is evidenced and secured by valid, binding and enforceable Underlying Loan Documents in form and substance acceptable to the Bank, and, except for Asset-Based Loans, all original promissory notes with respect to such Underlying Loan (or, if no promissory note was issued in connection therewith, all original documents evidencing the debt obligation of the Underlying Borrower thereunder) have been delivered to, and are being held by, the Bank;

(d) the Underlying Borrower with respect to such Underlying Loan is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action which might have a materially adverse effect on the business of such Underlying Borrower or is not, in the reasonable discretion of the Bank, deemed ineligible for credit for any other reason;

(e) such Underlying Loan is a valid, legally enforceable obligation of the Underlying Borrower with respect thereto and is not subject to any present or contingent, and no facts exist which are the basis for any future, offset or counterclaim or other defense on the part of such Underlying Borrower;

(f) except as set forth on Schedules I and III attached hereto, the Bank has a first position perfected Lien on such Underlying Loan, which is subject to no other Lien;

(g) except as set forth on Schedules I and III attached hereto, the Borrower or a Pledgor has a first position perfected Lien on collateral pledged to the Borrower or such Pledgor pursuant to the terms of the Underlying Loan Documents relating to such Underlying Loan;

(h) except as set forth on Schedules I and III attached hereto, such Underlying Loan does not arise out of any transaction between the Borrower and any Affiliate of the Borrower;

(i) such Underlying Loan is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment; and

(j) such Underlying Loan is not deemed ineligible by the Bank for any other reason in the exercise of its reasonable discretion.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) at no time shall the aggregate outstanding principal amount of all Taxicab Medallion Loans and Asset-Based Loans owned by the Borrower and the Pledgors constitute less than fifty (50%) percent of the aggregate outstanding principal amount of all Eligible Underlying Loans, and (ii) at no time shall the aggregate outstanding principal amount of all Taxicab Medallion Loans, Asset-Based Loans and Taxicab Medallion Related Loans owned by the Borrower and the Pledgors constitute less than sixty (60%) percent of the aggregate outstanding principal amount of all Eligible Underlying Loans; it being understood and agreed that no Underlying Loan that would otherwise be deemed to be an Eligible Underlying Loan shall constitute an Eligible Underlying Loan to the extent that such Underlying Loan would cause noncompliance with either of the percentage thresholds set forth in the preceding clauses (i) and (ii).

“Event of Default” shall mean any of the events specified in Article VII hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangibles” shall mean any “general intangibles,” as such term is defined in the Code, now or hereafter owned by the Borrower or in which the Borrower has rights and, in any event, including, without limitation, all customer lists, mailing lists, Rolodex and other telephone listings and directories, prospect lists, partnership interests, Trademarks, Patents, trade secrets, know-how, engineering labs, computer software, drawings, rights in proprietary information, rights in intellectual property, licenses, license and royalty agreements relating to Patents and Trademarks, permits, copyrights and the right to receive any assets distributed upon or in connection with the termination of any employee benefit plan.

“Indebtedness” shall mean (i) all items (other than capital stock, capital surplus and retained earnings) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined, and (ii) whether or not so reflected, all indebtedness for borrowed money, contingent or otherwise and whether unsecured or secured by any Lien, and all Capitalized Lease Obligations.

“Indebtedness to Tangible Net Worth Ratio” shall mean, for the applicable measurement period, the ratio of (i) the Borrower’s consolidated Indebtedness to (ii) the Borrower’s consolidated Tangible Net Worth.

“Instruments” shall have the meaning given to such term in the Code.

“Intellectual Property” shall mean all past, present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” shall mean the first day of each month, commencing on May 1, 2004.

“Letter of Credit Rights” shall have the meaning given to such term in the Code.

“Lien” shall mean (a) any lien, judicial lien, assignment, charge, conditional sale or other title retention agreement, lease constituting a capital lease, hypothecation, mortgage, pledge or other security interest, encumbrance or title retention agreement of any kind, whether legal or equitable, in respect of any property of a Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of a Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general unsecured creditors of such Person; (c) any Indebtedness for wages or Indebtedness arising for any other reason which is unpaid more than 30 days after the same shall have become due and payable and which, if unpaid, might by Section 507 of the Bankruptcy Code or any other law (whether or not the events or conditions (other than the existence of such Indebtedness or the initiation of legal proceedings available generally to unsecured creditors) set forth in such law have occurred or been satisfied) be given any priority whatsoever over general unsecured creditors of such Person; and (d)

the filing of, or any agreement to give, any financing statement under the Code or its equivalent in any jurisdiction.

“Loan Documents” shall collectively mean this Agreement, the Revolving Credit Note, the Security Agreement and all other agreements, documents, financing statements, instruments and certificates executed and delivered to the Bank in connection herewith or therewith, together with all modifications to, extensions of and substitutions for the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Borrower or any Pledgor.

“Maximum Amount” shall mean $15,000,000.

“Obligations” shall mean all loans, advances, extensions of credit, letters of credit and banker’s acceptances and related fees, debts, obligations under foreign exchange contracts, liabilities, obligations, payments, guarantees, covenants and duties owing by the Borrower to the Bank, of any kind and description, direct or indirect (including any participation or interest of the Bank in any obligation of the Borrower to any other Person), voluntary or involuntary, absolute or contingent, due or to become due, now existing or hereafter incurred or created, whether or not related to or of the same class as the loans described herein. Without limiting the generality of the foregoing, the term “Obligations” shall include all Bank Costs, field examination fees and commitment fees.

“Other Holders” means any Person (other than the Borrower, the Pledgors and any Affiliates of the Borrower or the Pledgors) that is the record, legal and beneficial holder of a participation or other ownership interest in and to any portion of an Underlying Loan.

“Overadvance” shall have the meaning set forth in Section 3.2 hereof.

“Patents” shall mean all of the following now or hereafter owned by the Borrower: (i) all patents of the United States or any other country, and all applications for patents of the United States or any other country; (ii) all renewals, reissues, continuations, divisions, continuations-in-part or extensions thereof; (iii) any inventions and improvements on existing inventions and any future inventions and improvements thereon; (iv) all rights to damages or profits due or accrued or arising out of all past, present or future infringements of any Patent; (v) the right to sue for all past, present and future infringements of any Patent; and (vi) all rights of the Borrower under any license, royalty, franchise or other agreement relating to any Patent.

“Payment Intangibles” shall have the meaning given to such term in the Code.

“Permits” shall have the meaning ascribed to such term in Section 4.19 hereof.

“Permitted Indebtedness” shall mean:

(i) Indebtedness owing to the Bank;

(ii) Indebtedness incurred in favor of trade creditors and in the ordinary course of business and paid within agreed upon terms (unless being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, but only as long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been provided therefor);

(iii) Indebtedness in respect of taxes, assessments, governmental charges, worker’s compensation, levies and claims for labor, materials, supplies and rentals to the extent otherwise permitted under this Agreement to remain unpaid and undischarged;

(iv) Indebtedness existing on the date hereof and fully described on Schedule II attached hereto;

(v) Indebtedness incurred in the ordinary course of the Borrower’s business;

(vi) Indebtedness represented by debt offerings of the Borrower in the public debt market; and

(vii) Other secured and unsecured borrowings of the Borrower.

“Permitted Liens” shall mean:

(i) any Lien in favor of the Bank;

(ii) Liens that exist on the date hereof and are set forth on Schedule III attached hereto;

(iii) Liens for taxes, assessments or governmental charges or levies not yet due;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue;

(v) pledges or deposits in connection with workers’ compensation, workers’ compensation insurance, unemployment insurance and other social security legislation;

(vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(vii) Liens created by or existing from any litigation or legal proceeding; provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings, adequate book reserves have been established in accordance with GAAP with respect thereto and no Default or Event of Default arises or is created as a result thereof.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

“Pledgors” shall mean Medallion Business Credit LLC, a Delaware limited liability company, and Medallion Funding Corp., a New York corporation, and their respective successors and assigns. The term “Pledgor” shall mean and refer to any one of the Pledgors.

“Prime Rate” shall mean the rate of interest published from time to time by The Wall Street Journal as the prime rate of interest of major commercial banks in the United States. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

“Proceeds” shall have the meaning ascribed to such term in the Code and shall include in any event (i) whatever is received upon any collection, exchange, sale or other disposition or refinancing of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the Collateral (iii) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority), and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Revolving Credit Loan” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Revolving Credit Note” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Revolving Credit Termination Date” shall mean April 26, 2005.

“Security Agreement” shall mean the Security Agreement dated the date hereof from the Pledgors in favor of the Bank, together with all modifications thereto, extensions thereof and substitutions therefor.

“Software” shall have the meaning given to such term in the Code.

“Tangible Net Worth” shall mean, as of any date, the excess of the assets of the Borrower over its liabilities, all as determined on a consolidated basis in accordance with GAAP, but excluding from such assets (i) all amounts due to the Borrower from (A) Affiliates of the

Borrower, (B) officers of the Borrower, and (C) employees of the Borrower, and (ii) all other items that would be considered “intangible assets” under GAAP.

“Taxicab Medallion Loans” shall mean loans made by the Borrower or a Pledgor to an Underlying Borrower for the purpose of funding the purchase by such Underlying Borrower of a taxicab medallion or other license issued by a taxi commission which grants the right to operate a taxicab.

“Taxicab Medallion Related Loans” shall mean loans made by the Borrower or a Pledgor to an Underlying Borrower for the purpose of funding Taxicab Medallion Loans made by such Underlying Borrower to one or more other Persons.

“Trademarks” shall mean all of the following now or hereafter owned by the Borrower or under which the Borrower has conducted any business: (i) all trademarks, trade names, corporate names, company names, division names, business names, fictitious business names, trade styles, service marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; (iii) the goodwill of any business relating to, conducted with or symbolized by any Trademark; (iv) all rights to damages or profits due or accrued or arising out of past, present or future infringements of any Trademark or injury to said goodwill; (v) the right to sue for all past, present and future infringements of any Trademark; and (vi) all rights of the Borrower under any license, royalty, franchise or other agreement relating to any Trademark.

“Underlying Borrower” shall mean any borrower or other obligor with respect to any Underlying Loan.

“Underlying Loan Documents” shall mean all Contracts, Chattel Paper, Documents and Instruments (including without limitation all promissory notes, pledge agreements, security agreements and hypothecation agreements) evidencing, securing or otherwise delivered in connection with the Underlying Loans.

“Underlying Loans” shall mean (i) all of the loans, credits, lines of credit and other credit facilities owned and held by the Borrower or a Pledgor and more particularly described on Schedule I attached hereto and made a part hereof and (ii) all loans, credits, lines of credit and other credit facilities now or hereafter owned and held by the Borrower or a Pledgor and hereafter pledged to the Bank (whether in substitution for or in addition to any then existing Underlying Loans) as security for the Obligations.

1.2 The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

1.3 As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms which are not otherwise defined shall have the meanings given to them under GAAP.

1.4 Wherever pursuant to this Agreement (i) the Bank exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to the Bank, or (iii) any other decision or determination is to be made by the Bank, the decision of the Bank to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by the Bank, shall be in the sole but reasonable discretion of the Bank, except as may be otherwise expressly provided herein.

1.5 Wherever pursuant to this Agreement, it is provided that the Borrower pays any costs and expenses, such costs and expenses shall be reasonable and shall include reasonable legal fees and reasonable disbursements of the Bank.

II. LOANS

A. Revolving Credit Loan.

2.1 Advances. From time to time, during the period from the date hereof until the Revolving Credit Termination Date, in the manner hereinafter set forth, the Borrower may borrow from the Bank and, upon request of the Borrower and upon the terms and conditions contained herein, the Bank shall lend to the Borrower a sum or sums (the “Advances”) which, when added to the outstanding principal amount of the Advances theretofore made pursuant to this Agreement will not exceed in the aggregate at any time the lesser of (i) the Maximum Amount or (ii) the Borrowing Base (the “Revolving Credit Loans”).

2.2 Procedure for Advances. Subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and reborrow from the Bank under the Revolving Credit Loan. Each Advance shall be made upon prior written or telephonic (followed by written) notice from the Borrower to the Bank (an “Advance Request”) specifying (i) the proposed date of such borrowing, and (ii) the principal amount thereof. Each Advance Request shall be irrevocable and must be received by the Bank not later than 12:00 p.m. New York City time on the same Business Day of the requested date of the Advance. On the date of each such Advance, upon fulfillment of the conditions precedent set forth herein, the Bank shall make available to the Borrower the amount of such Advance by transferring such funds to the account maintained at the Bank’s principal office located at the address set forth on the first page of this Agreement or in accordance with written instructions provided by the Borrower and reasonably acceptable to the Bank.

2.3 Revolving Credit Note. The indebtedness of the Borrower to the Bank under the Revolving Credit Loan shall be evidenced by a revolving credit note made payable to the order of the Bank, dated the date hereof, signed by the Borrower and delivered to the Bank (such revolving credit note, together with all modifications thereto, extensions thereof and substitutions therefor, is herein referred to as the “Revolving Credit Note”).

2.4 Interest Rate Under Revolving Credit Note. The outstanding daily principal balance of the Revolving Credit Note shall bear interest at a fluctuating rate per annum equal to the Prime Rate or, upon the occurrence of an Event of Default, such higher rate as provided in the Revolving Credit Note. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The rate of interest on the outstanding principal amount of the Revolving Credit Note shall be adjusted automatically as of the opening of business on each day on which any change in the Prime Rate occurs.

2.5 Payments Under Revolving Credit Note.

(a) Interest under the Revolving Credit Note shall be payable on each Interest Payment Date.

(b) Subject to the Bank’s right of acceleration upon the occurrence of an Event of Default, all principal, interest and other amounts outstanding under the Revolving Credit Note shall be immediately due and payable on the Revolving Credit Termination Date, without any requirement of notice or otherwise.

2.6 Use of Proceeds of Advances. Proceeds of the Advances shall be utilized by the Borrower for working capital purposes.

2.7 Optional Prepayments of Revolving Credit Note. The Borrower shall have the right to prepay, in whole or in part and without premium or penalty, the Revolving Credit Note at any time and from time to time.

2.8 Mandatory Prepayment of Revolving Credit Note.

(a) If at any time and for whatever reason the aggregate outstanding principal amount of Advances hereunder exceeds the Borrowing Base, then the Borrower shall either (i) immediately pay such excess, together with accrued interest thereon, to the Bank upon demand therefor or (ii) provide to the Bank and/or cause one or more Pledgors to provide to the Bank, in accordance with Section 3.2(b) hereof, additional Collateral that satisfies the requirements of said Section 3.2(b).

(b) Notwithstanding the foregoing, if at any time and for whatever reason the aggregate outstanding principal amount of Advances hereunder exceeds the Maximum Amount, such excess, together with accrued interest thereon, shall be due and payable by the Borrower immediately upon demand by the Bank.

B. General Provisions.

2.9 Method of Payment. The Borrower shall make each payment to be made by it hereunder and under the Revolving Credit Note (including, without limitation, all principal, interest and optional and mandatory prepayments), without set-off or counterclaim, not later than 4:00 p.m. (New York City time) on the day when due in lawful money of the United States of America and in immediately available funds to the Bank at its principal office set forth on the first page of this Agreement.

2.10 [Intentionally omitted]

2.11 Business Day. Whenever any payment hereunder or under the Revolving Credit Note shall be stated as due on any day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest and all other fees shall accrue during such extension.

2.12 Charge. Without in any way limiting any right of offset, counterclaim or banker’s lien which the Bank may otherwise have at law, the Borrower hereby irrevocably authorizes and directs the Bank to charge against the Borrower’s account or accounts at the Bank an amount or amounts as are due and payable to the Bank hereunder or under the Revolving Credit Note from time to time.

2.13 Demand Deposit Accounts. The Borrower shall maintain its demand deposit accounts with the Bank, including its primary operating account which shall be established with the Bank on or before the date hereof. The average daily compensating balance maintained by the Borrower in its demand deposit account with the Bank, plus the aggregate average daily compensating balances of all other demand deposit accounts maintained with the Bank by the Pledgors and other Affiliates of the Borrower (collectively, the “Borrower DDA Balances”), shall at no time be less than $1,000,000. To the extent that the Borrower DDA Balances are less than $1,000,000, the Borrower shall pay a deficiency fee to the Bank in an amount equal to the Prime Rate plus 2% on the amount of such shortfall. Said deficiency fee shall be payable in arrears in quarterly installments on the same dates that the unused line fee is payable pursuant to Section 2.14 hereof. It is understood and agreed that the failure by the Borrower to maintain the Borrower DDA Balances as set forth herein shall not in and of itself be deemed to constitute an Event of Default.

2.14 Unused Line Fee.

(a) The Borrower shall pay to the Bank an unused line fee calculated as follows:

(i) For each day that the aggregate outstanding principal amount of Advances hereunder is $10,000,000 or less, the unused line fee shall be equal to one-eighth of one percent (1/8%) per annum computed on the average daily amount by which such aggregate outstanding principal amount of Advances hereunder is less than $10,000,000.

(ii) For each day that the aggregate outstanding principal amount of Advances hereunder exceeds $10,000,000, the unused line fee shall be equal to one-eighth of one percent (1/8%) per annum computed on the average daily unused balance of the Maximum Amount.

(b) The unused line fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days and shall accrue from the date hereof to and including the Revolving Credit Termination Date. Such unused line fee shall be payable (i) quarterly in arrears, commencing on July 31, 2004, and continuing on the last day of each October, January, April and July thereafter, and (ii) on the Revolving Credit Termination Date.

2.15 Bank’s Counsel Fees. Concurrently herewith, the Borrower is reimbursing the Bank for all reasonable legal fees and expenses incurred by the Bank in connection with the negotiation and preparation of the Loan Documents, review of pre-closing documents and materials required by the Bank and performance of customary closing tasks relating to the Loan Documents and the transactions described therein.

III. SECURITY INTEREST

3.1 Grant of Security Interest.

(a) As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations and in order to induce the Bank to enter into this Agreement and, among other things, make the Advances to the Borrower as provided herein, the Borrower hereby mortgages, pledges, hypothecates, transfers and grants to the Bank a security interest in and lien on all of the Borrower’s right, title and interest in and to the following, which in each case shall constitute a first position security interest therein and lien thereon except as otherwise set forth on Schedules I and III attached hereto (all of the following being collectively referred to herein as the “Collateral”):

(i) the Underlying Loans, including without limitation (A) all interest thereon and all payments made by or on behalf of the Underlying Borrower in respect thereof, (B) all amendments, modifications and renewals thereof and replacements and substitutions therefor, (C) all collateral, letters of credit and guaranties given, granted, pledged or otherwise provided therefor or in connection therewith, (D) all Underlying Loan Documents, (E) all Accounts, Letter of Credit Rights, General Intangibles, Payment Intangibles, Contract Rights, Intellectual Property and Computer Hardware and Software with respect thereto and (F) all books and records relating thereto;

(ii) the Collateral Proceeds Account;

(iii) any and all moneys, securities, drafts, notes, and other property of any kind of the Borrower, now or hereafter held or received by or in transit to the Bank from or for the Borrower (including, without limitation, all moneys held or deposited in the Collateral Proceeds Account or any lock box maintained by or on behalf of the Bank), or which may now or hereafter be in the possession of the Bank, or as to which the Bank may now or hereafter be in the control or possession of, by documents of title or otherwise, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any and all deposits, general or special, balances, sums, proceeds and credits of the Borrower, and all rights and remedies which the Borrower might exercise with respect to any of the foregoing but for this Agreement;

(iv) all Proceeds of the foregoing.

(b) All Collateral heretofore, herein or hereafter given or granted to the Bank by the Borrower shall secure payment of all of the Obligations. The Bank shall be under no obligation to proceed against any or all of the Collateral before proceeding directly against the Borrower or any Pledgor.

(c) In addition to the security interest of the Bank in the Collateral as herein provided, all of the Obligations shall be secured by the Security Agreement.

(d) The Borrower hereby authorizes the Bank to prepare and file in the appropriate public office(s) such UCC-1 financing statements as are required by the Code. The Borrower further agrees to execute and deliver such other instruments, assignments or documents as are necessary to perfect the Bank’s Lien upon any of the Collateral and shall take such other commercially reasonable action as may be required to perfect or to continue the perfection of the Bank’s Lien upon the Collateral. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At the Bank’s request, the Borrower shall also promptly execute or cause to be executed and shall deliver to the Bank any and all documents, instruments and agreements deemed necessary by the Bank to give effect to or carry out the terms or intent of the Loan Documents. The Borrower hereby irrevocably authorizes the Bank to prepare and file such UCC-3 statements as the Bank deems necessary to continue the perfection of the Lien granted to it hereunder.

3.2 Substitute or Additional Collateral.

(a) (i) The Borrower shall have the right, from time to time at its election but subject to the terms of this Section 3.2 and the other provisions of this Agreement, to add one or more Eligible Underlying Loans to the Collateral pledged to the Bank hereunder and/or to remove one or more Eligible Underlying Loans from the Collateral pledged to the Bank hereunder.

(ii) In connection with the addition of any new Eligible Underlying Loan to the Collateral pledged to the Bank hereunder:

(A) The Borrower shall give the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to add such new Eligible Underlying Loan to the Collateral, which notice shall be accompanied by such documents, instruments and other materials as shall be reasonably required by the Bank in order to enable the Bank to assess and evaluate the value and adequacy of such new Eligible Underlying Loan. The Bank shall be deemed to have approved such addition if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (A).

(B) The Borrower shall mortgage, pledge, hypothecate, transfer and grant to the Bank (or cause one or more Pledgors to mortgage, pledge, hypothecate, transfer and grant to the Bank) a first position security interest in and lien on each such new Eligible Underlying Loan.

(iii) No Eligible Underlying Loan shall be removed from the Collateral pledged to the Bank hereunder unless all of the following conditions are satisfied:

(A) No Default or Event of Default then exists hereunder, and no Default of Event of Default will result from such removal.

(B) Immediately after such removal, the aggregate principal amount of all Advances outstanding under this Agreement will not exceed the lesser of (1) the Maximum Amount or (2) the Borrowing Base.

(C) The Borrower shall have given the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to remove such Eligible Underlying Loan(s), which notice shall be accompanied by a Borrowing Base Certificate effective as of the date of such notice and prepared and calculated as if the Eligible Underlying Loans to be removed had already been removed. The Bank shall be deemed to have approved such removal if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (C).

(b) In addition to the foregoing, if at any time and for whatever reason the aggregate outstanding principal amount of Advances hereunder exceeds the Borrowing Base (such excess being hereinafter referred to as an “Overadvance”) and the Borrower has not immediately paid the Overadvance, together with accrued interest thereon, to the Bank upon demand therefor in accordance with Section 2.8 hereof, then the Borrower shall, within five (5) Business Days, mortgage, pledge, hypothecate, transfer and grant to the Bank (or cause one or more Pledgors to mortgage, pledge, hypothecate, transfer and grant to the Bank) a first position security interest in and lien on one or more additional Eligible Underlying Loans in an aggregate principal amount sufficient to eliminate the Overadvance. At least two (2) Business Days prior to the expiration of such 5-Business-Day period, the Borrower shall deliver to the Bank such documents, instruments and other materials as shall be reasonably required by the Bank in order to enable the Bank to assess and evaluate the value and adequacy of such new Eligible Underlying Loan(s).

(c) In connection with any change in the Collateral as contemplated by this Section 3.2, the Borrower, at the Borrower’s cost and expense, shall (and shall cause the Pledgors to) execute and deliver such documents, instruments and certificates, and take such other actions, as shall be reasonably required by the Bank in order to evidence, effectuate, implement, secure, confirm or perfect any such mortgage, pledge, hypothecate, transfer and grant of any new Eligible Underlying Loan or any such removal of any existing Eligible Underlying Loan, including without limitation the filing of financing statements or amendment statements under the Code. All additional Eligible Underlying Loans mortgaged, pledged, hypothecated, transferred and granted to the Bank after the date hereof shall automatically be and become part of the Collateral pledged to the Bank hereunder with the same force and effect as the original Underlying Loans set forth on Schedule I hereto. All costs and expenses incurred by the Bank in connection with any such mortgage, pledge, hypothecate, transfer and grant of any new Eligible Underlying Loan or any such removal of any existing Eligible Underlying Loan, including without limitation all filing fees and all reasonable attorney’s fees and disbursements, shall be paid by the Borrower immediately upon demand by the Bank.

3.3 Rights of the Bank; Limitations on Bank’s Obligations.

(a) It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under each Underlying Loan Document to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of each Underlying Loan Document. The Bank shall not have any obligation or liability under any Underlying Loan Document by reason of or arising out of this Agreement or the receipt by the Bank of any payment relating to any Underlying Loan Document pursuant hereto, nor shall the Bank be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower under or pursuant to any Underlying Loan Document, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Underlying Loan Document, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) (i) The Bank may, at any time following the occurrence of an Event of Default, establish an account over which the Bank has sole dominion and control (the “Collateral Proceeds Account”) and deposit into the Collateral Proceeds Account (rather than the Borrower’s operating account) all amounts received by the Bank on account of or with respect to any of the Collateral.

(ii) All amounts in the Collateral Proceeds Account shall continue to be Collateral for all of the Obligations. The Bank may apply the funds in the Collateral Proceeds Account to the Obligations in such manner as the Bank shall determine in its sole and absolute discretion.

(c) The Bank may, at any time following the occurrence of an Event of Default, but subject to the rights, if any, of Other Holders and the rights, if any, of the applicable Underlying Borrowers under the applicable Underlying Loan Documents, notify some or all of the Underlying Borrowers to the effect that the Underlying Loans have been assigned to the Bank and that payments shall be made directly to the Collateral Proceeds Account or as the Bank shall otherwise direct. Upon the request of the Bank at any time following the occurrence of an Event of Default, the Borrower will so notify the Underlying Borrowers and will indicate on all bills that payments shall be made directly to the Collateral Proceeds Account or as the Bank shall otherwise direct, subject to the rights, if any, of Other Holders and the rights, if any, of the applicable Underlying Borrowers under the applicable Underlying Loan Documents.

(d) In the event that any of the Collateral consists of chattel paper, notes and other instruments and negotiable documents, the Borrower shall, at any time and from time to time upon request by the Bank, endorse and deliver the same to the Bank.

IV. REPRESENTATIONS AND WARRANTIES.

4. In order to induce the Bank to enter into this Agreement and, among other things, make the Advances as provided herein, the Borrower hereby represents, warrants and agrees that:

4.1 Subsidiaries; Other Names. Except as set forth on Schedule IV attached hereto and made a part hereof, the Borrower has no subsidiaries. The Borrower does not currently conduct business under any other name, trade name, or alternate or fictitious name other than the name “Medallion Financial Group,” nor has the Borrower within the five years prior to the date hereof conducted business under any other name, trade name, or alternate or fictitious name.

4.2 Organization; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has full power and authority to own and operate its properties and assets and to carry on the business now conducted by it. The Borrower is qualified or authorized to do business and in good standing in all other jurisdictions wherein the character of the property owned or the nature of the business conducted by the Borrower makes such qualification or authorization necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

4.3 Authorization of Agreement. The Borrower has full power and authority to execute, deliver and perform any action which may be necessary or advisable to carry out the terms of the Loan Documents to which it is a party; and each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.

4.4 No Legal Bar. The execution, delivery and performance of the Loan Documents will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance, (ii) conflict with, result in a breach of or constitute a default under (a) the certificate of incorporation or by-laws of the Borrower, (b) any order, judgment, award or decree of any court, governmental authority, bureau or agency, or (c) any mortgage, lease, material contract or other material agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or asset now or hereafter acquired by the Borrower other than the Liens created by the Loan Documents, except, in the case of clauses (ii) and (iii) above, for any deviation from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

4.5 Consent. No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any Person is required in connection with the execution, delivery, performance or validity of the Loan Documents or the transactions contemplated thereby, other than (i) filing or recordation of financing statements and like documents in connection with the Liens being granted in favor of the Bank and (ii) those consent, if they were not obtained or made, which would not reasonably be expected to have a Material Adverse Effect.

4.6 Compliance With Law. The Borrower is not in violation of any applicable law, rule, regulation, statute, ordinance or any order, judgment, award or decree of any court, governmental authority, bureau or agency, the violation of which would be reasonably expected to have a Material Adverse Effect.

4.7 Title to Underlying Loans; Liens. The Borrower has good, marketable and legal title to the Underlying Loans listed on Schedule I hereto. Except for financing statements naming the Bank as secured party, and except as otherwise set forth on Schedule III attached hereto, no financing statement under the Code which names the Borrower as debtor has been filed in any jurisdiction, and the Borrower has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement in any such jurisdiction.

4.8 No Default. The Borrower is not in default in any material respect in the payment or performance of any of such party’s obligations or in the performance of any mortgage, indenture, lease, contract or other agreement or undertaking to which it is a party or by which it or any of its properties or assets may be bound, and no Default or Event of Default has occurred and is continuing. Except where such default would not reasonably be expected to have a Material Adverse Effect, the Borrower is not in default under any material order, award or decree of any court, arbitrator, or governmental authority binding upon or affecting such party or by which any of its properties or assets may be bound or affected, and no such order, award or decree, if any, materially adversely affects the ability of the Borrower to carry on its business as presently conducted or to perform its obligations under the Loan Documents.

4.9 No Litigation. Except as set forth on Schedule V attached hereto, no litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is currently pending, nor, to the knowledge of Borrower, threatened, against the Borrower or any of its properties and revenues, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

4.10 [Intentionally omitted]

4.11 Tax Returns and Payments. All federal, state and other tax returns of the Borrower required by law to be filed have been duly filed or extensions obtained, and all federal, state and other taxes, assessments and governmental charges or levies upon the Borrower or any of its properties, income, profits or assets which are due and payable have been paid or provided for, except for such taxes and assessments which the Borrower is disputing in good faith and for which the Borrower has established adequate reserves on its books for the payment of such disputed taxes or assessments in accordance with GAAP.

4.12 Financial Statements. The Borrower has furnished to the Bank the audited balance sheet of the Borrower as at December 31, 2003, and the related audited statements of income, cash flows and retained earnings. Such financial statements fairly present the financial position and results of operations of the Borrower on the dates and for the periods then ended, in accordance with GAAP, consistently applied throughout the periods involved.

4.13 No Adverse Changes. Since December 31, 2003, no material adverse change has occurred in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, and no event has occurred or failed to occur which has had or is likely to have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower.

4.14 ERISA.

(a) The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all regulations issued thereunder.

(b) The “employee benefit plan”, as defined in Section 3 of ERISA, maintained and administered by the Borrower (but excluding any multi-employer plan in which any Borrower participates but does not administer) has been and is being maintained in compliance with its terms and in compliance with all applicable laws and regulations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.15 Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System). No part of any of the Advances hereunder shall be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.16 Collateral.

(a) Except as set forth on Schedules I and III hereto, the Borrower is (or, in the case of after acquired property, will be) the sole owner of each item of Collateral and has good and marketable title thereto, free and clear of any and all Liens, except for Permitted Liens.

(b) Except as set forth on Schedule III hereto, no security agreement, financing statement, mortgage, deed of trust, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office.

(c) Except as set forth on Schedules I and III hereto, this Agreement constitutes a valid and continuing first lien on and first perfected security interest in the Collateral in favor of the Bank, prior to all other liens, encumbrances, security interests and rights of others, and is enforceable as such or against creditors of and purchasers from the Borrower.

(d) Schedule VI attached hereto sets forth the location of the Borrower’s principal place of business which is the place where its records concerning the Collateral are kept. During the five-year period prior to the date of this Agreement, the Borrower has not conducted business or kept any of its records at any jurisdiction other than those set forth on Schedule VI hereto.

(e) Each Underlying Loan is a bona fide, valid and legally enforceable obligation of the Underlying Borrower in respect thereof. Except as otherwise arising in the ordinary course of business, the right, title and interest of the Borrower in each Underlying Loan is not subject to any defense, offset, counterclaim, or other claim, nor have any of the foregoing been asserted or alleged against the Borrower as to any Underlying Loan. The amount represented by the Borrower to the Bank as owing by each Underlying Borrower in respect of the Underlying Loans is the correct amount actually and unconditionally owing by such Underlying Borrower thereunder.

4.17 Solvency. The present fair saleable value of the assets of the Borrower, after giving effect to all the transactions contemplated herein, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature. The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of the Borrower.

4.18 Accuracy and Completeness of Information. All information, reports and other papers and data furnished to the Bank were, at the time the same were so furnished, complete and correct in all material respects.

4.19 Permits. The Borrower has obtained, and taken all necessary steps to preserve, the franchises, licenses, approvals, certificates of occupancy, permits and other authorizations (collectively, the “Permits”) required to conduct its business in accordance with all applicable laws and with all material agreements to which it is subject and has not failed to adhere to the requirements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. All of the Permits are valid, in good standing and in full force and effect.

4.20 Intellectual Property. Except as set forth on Schedule VII attached hereto and made a part hereof, the Borrower neither owns nor utilizes in its business any trademarks, patents or other intellectual property, other than mass marketed business software programs.

4.21 Labor Controversies, Union Contracts, Etc. There are no labor controversies pending or, to the knowledge of the Borrower, threatened against the Borrower, which if adversely determined, would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Borrower’s knowledge, threatened or anticipated (i) employment discrimination charges or complaints against or involving the Borrower before any governmental Person, (ii) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting the Borrower, (iii) union representation petitions respecting the employees of the Borrower or (iv) strikes, slowdowns, work stoppages, or lockouts or threats thereof affecting the Borrower, other than those which would not reasonably be expected to have a Material Adverse Effect. There are no collective bargaining agreements covering any of the employees of the Borrower.

V. COVENANTS

5. The Borrower covenants and agrees that until all of the Obligations have been satisfied and paid in full, the Borrower will comply with the following covenants:

5.1 Preservation of Existence. The Borrower will do or cause to be done all things necessary to preserve and maintain in full force and effect its corporate existence and all contracts, rights, licenses, permits, franchises and trade names which in its judgment are necessary or useful to the proper conduct of its business and shall qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

5.2 Nature of Business. The Borrower will not engage in any business other than financing, including taxicab medallion financing, asset-based financing, SBA Section 7(a) loans and taxicab related advertising, and other business which, after giving effect to the acquisition thereof, would not result in the noncompliance by the Borrower of any of the terms, provisions or covenants set forth in this Agreement.

5.3 Compliance with Laws. The Borrower will comply with all laws, ordinances, governmental rules and regulations to which it or its properties or assets are, or might become, subject (unless the same shall be contested by the Borrower in good faith and by appropriate proceedings and such contest shall operate to stay any such non-compliance), the noncompliance with which would materially interfere with the performance of its obligations under the Loan Documents or with the proper conduct of its business.

5.4 Maintenance of Properties. The Borrower will maintain or cause to be maintained in working order and condition, ordinary wear and tear excepted, all of its assets and properties which are material to the conduct of its business, and from time to time, make or cause to be made all necessary repairs, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.5 Accounting Methods. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP, make provision in its accounts in accordance with GAAP for reserves for depreciation, obsolescence and amortization and all other proper reserves and accruals which in accordance with GAAP should be established.

5.6 Payment of Taxes and Claims. The Borrower will pay and discharge promptly (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties or assets before the same shall become delinquent, (ii) all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords, and other similar persons for labor, materials, supplies and rentals which, if unpaid, might by law become a Lien or charge upon its property and (iii) all of its Indebtedness and other obligations of whatever nature when due (subject, where applicable, to grace periods, normal credit terms and to other forbearance in the ordinary course of business); provided, however, that none of the foregoing need be paid while being contested in good faith and by appropriate proceedings, so long as adequate book reserves have been established in accordance with GAAP with respect thereto and such nonpayment would not reasonably be expected to have a Material Adverse Effect.

5.7 Visits and Inspections; Collateral Audits. The Borrower will permit the Bank and its agents and representatives, at any time during normal business hours and upon reasonable prior notice (except during an Event of Default, when no notice shall be required), to (i) visit and inspect the premises and the properties of the Borrower, (ii) inspect and make extracts from the books and records of the Borrower and (iii) discuss with the Borrower’s principal officers, employees and independent public accountants any and all matters with respect to the business, assets, liabilities, financial condition, results of operations and business prospects of the Borrower. Without limiting the generality of the foregoing, during each fiscal year of the Borrower, the Bank shall be permitted to conduct a maximum of three (3) periodic collateral audits in accordance with the Bank’s normal and customary practices (it being understood and agreed that such maximum shall not apply upon the occurrence and during the continuance of an Event of Default). Promptly upon demand, the Borrower shall pay to the Bank a collateral audit fee in the amount of $750 per person per day; provided however, that, so long as no Event of Default has occurred and is continuing, in no event shall the Borrower pay more than $10,000 in the aggregate in any 12-month period (commencing on the date hereof) in such collateral audit fees.

5.8 Information Covenants. The Borrower will furnish the following information to the Bank:

(i) Quarterly Financial Statements. As soon as practicable and, in any case, within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, a consolidating balance sheet of the Borrower as at the end of such quarterly period and the related consolidating statements of operations, retained earnings and cash flows of the Borrower for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, which shall be accompanied by an attestation, signed by the chief financial officer of the Borrower, stating that, in his opinion and to the best of his knowledge, such financial statements present fairly, in all material respects and in accordance with GAAP the Borrower’s financial position and results of operations as at and for the period then ended and for the elapsed portion of the fiscal year ended with the last day of such period, subject only to normal year-end auditing adjustments and footnotes. Notwithstanding the foregoing, nothing in this clause (i) shall require the Borrower to deliver any information to the Bank that is not required to be filed with or submitted to the Securities and Exchange Commission on a quarterly basis.

(ii) Annual Financial Statements. As soon as practicable and, in any case, within 90 days after the end of each fiscal year of the Borrower, a consolidating balance sheet of the Borrower as at the end of such fiscal year and the related consolidating statements of operations, retained earnings and cash flows of the Borrower for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, audited by certified public accountants reasonably satisfactory to the Bank, whose certificate shall not contain any qualification and shall state that such financial statements have been prepared in accordance with GAAP consistently applied and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and who shall have authorized the Borrower to deliver such financial statements and certifications thereof to the Bank pursuant to this Agreement. Notwithstanding the foregoing, nothing in this clause (i) shall require the Borrower to deliver any information to the Bank that is not required to be filed with or submitted to the Securities and Exchange Commission on an annual basis.

(iii) Certificate. At the time the financial statements are furnished pursuant to subsections (i) and (ii) above, the Borrower shall furnish (A) a certificate of the chief financial officer of the Borrower stating that no event has occurred which constitutes a Default or an Event of Default under any of the Loan Documents or if such an event has occurred, disclosing each such event or failure and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event or failure, and (B) in the case of the financial statements delivered pursuant to subsection (ii), a detailed report evidencing the Borrower’s compliance with all of the financial covenants under this Agreement.

(iv) Copies of Other Reports.

(A) On or before the 10th Business Day of each month, a Borrowing Base Certificate, which shall (1) be true and correct as of the last day of the preceding month, and (2) if requested by the Bank, be accompanied by supporting documentation therefor;

(B) Within 15 Business Days after filing same with the Securities and Exchange Commission, full copies of all quarterly Form 10Q reports and all annual Form 10K reports of the Borrower;

(C) Within 15 Business Days after the Borrower has filed its federal tax returns each year, a copy of such tax returns; and

(D) From time to time and promptly upon each request, such existing reports and other information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower as the Bank may reasonably request.

(v) Notice of Litigation and Other Matters. Prompt notice of:

(1) the commencement of any proceeding or investigation by or before any governmental body, and any action or proceeding in any court or before any arbitrator against or in any other way relating adversely to the Borrower or any Pledgor or any of their properties, assets or business, which, if adversely determined, would singly or when aggregated with all other proceedings, investigations or actions, reasonably be expected to have a Material Adverse Effect;

(2) any notice received from any administrative official or agency relating to any order, ruling, statute or other law or information which would reasonably be expected to have a Material Adverse Effect;

(3) any other event that would reasonably be expected to have a Material Adverse Effect;

(4) any Default or Event of Default by the Borrower hereunder, or any default under any other material agreement to which the Borrower or any Pledgor is a party or by which any of their respective properties may be bound;

(5) the declaration by the Borrower or any Pledgor of any default or event of default under any Underlying Loan;

(6) any event which would result in a representation or warranty of the Borrower contained herein being false or incorrect in any material respect if made on and as of the date of occurrence of such event; or

(7) any strike, walk out or other stoppage of work at the Borrower’s principal place of business.

5.9 Accuracy and Completeness of Information. The Borrower covenants that all information, reports, statements, and other papers and data furnished to the Bank pursuant to any provision or term of any of the Loan Documents shall be, at the time the same is so furnished, complete and correct in all material respects.

5.10 Insurance. The Borrower will maintain insurance policies (substantially similar to the policies currently maintained by the Borrower and with insurance companies with ratings substantially similar to the Borrower’s current insurance companies) insuring the Borrower against liability for personal injury, property damage and such other risks for which companies in the Borrower’s industry typically obtain insurance, such policies to be in such form and in such amounts and coverage as are customary for the industry.

5.11 Indebtedness. The Borrower will not create, assume, incur, guarantee or in any manner become liable, contingently or otherwise, in respect of any Indebtedness except for Permitted Indebtedness; provided, however, that the foregoing provision shall not apply if, concurrently with the incurrence of such Indebtedness, the proceeds thereof are applied to the complete satisfaction and payment in full of all Obligations.

5.12 Liens. The Borrower will not create, assume or incur or cause to be created, assumed or incurred, or permit to exist, any Liens on any Collateral pledged, given or granted to the Bank except for Permitted Liens, and the Borrower will defend the right, title and interest of the Bank in and to any of the Borrower’s rights to the Collateral and in and to the Proceeds and Products thereof against the claims and demands of all Persons whomsoever.

5.13 Sale of Assets; Merger. The Borrower shall not sell, transfer, assign, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

5.14 [Intentionally omitted].

5.15 Collateral.

(a) The Borrower will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Borrower will mark its books and records pertaining to the Collateral to evidence the security interest therein granted hereby as the Bank may request. For the Bank’s further security, the Borrower agrees that the Bank shall have a security interest in and a Lien upon all of the Borrower’s books and records (including all computer programs, software, discs, drives, printouts, Rolodexes and other telephone listings and directories and similar items), to the extent same pertain to the Collateral, and if any Event of Default shall have occurred and be continuing, the Borrower shall promptly deliver and turn over any such books and records to the Bank or its representatives at any time upon demand.

(b) Except as expressly permitted pursuant to the terms of this Agreement, the Borrower will not sell, transfer, lease or otherwise dispose of any or all of the Collateral, or attempt, offer or contract to do so, without the express prior written consent of the Bank.

(c) The Borrower will perform and comply in all material respects with all obligations under all Underlying Loan Documents and all other material agreements to which it is a party or by which it is bound relating to the Collateral.

(d) The Borrower will not, without the Bank’s consent, (i) amend, modify, terminate or waive any provision of any Underlying Loan Document in any manner which might materially adversely affect the value of the Collateral, (ii) fail to exercise promptly and diligently each and every material right which it may have under each Underlying Loan Document or (iii) fail to deliver to the Bank a copy of each material demand, notice or document received by it relating in any way to any Underlying Loan Document.

(e) Except as otherwise permitted by this Agreement, the Borrower will not, without the Bank’s consent, grant any extension of the time of payment of any of the Underlying Loans, or compromise, compound or settle the same for less than the full amount thereof, or release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(f) [Intentionally omitted]

(g) The Borrower will promptly advise the Bank, in complete detail, (i) of any Lien asserted or claim made against any of the Collateral, (ii) of any material change in the composition of the Collateral, and (iii) of the occurrence of any other event which would have a material effect on the value of the Collateral or on the security interest created hereunder.

(h) The Borrower will not change its name (or commence doing business under any alternate or fictitious name), identity, jurisdiction of incorporation or corporate structure in any manner which might make any financing or continuation statement filed hereunder misleading, nor will the Borrower change its principal place of business or record-keeping location or remove any of its books and records or tangible Collateral to any location other than as set forth in Schedule VI hereto or take any other action which could impair the perfection or priority of the Liens granted to the Bank hereunder, unless, in each case, the Borrower shall have given the Bank at least 30 days’ prior written notice thereof and shall have taken all action necessary or requested by the Bank to amend such financing statement or continuation statement so that it is not misleading.

5.16 Financial Covenants.

(a) The Borrower shall not cause, suffer or permit the Indebtedness to Tangible Net Worth Ratio to exceed 6.00 to 1.00 at any time.

(b) The Borrower shall not cause, suffer or permit its Tangible Net Worth to be less than $100,000,000 at any time.

5.17 Further Documentation. At the Borrower’s sole expense, the Borrower will promptly and duly execute and deliver such further documents and instruments and do such further acts and things as the Bank may reasonably request in order to obtain the full benefits of this

Agreement and the Loan Documents and the rights and powers herein and therein granted, including the filing of any financing or continuation statements and amendments thereto under the Code in effect in any jurisdiction and any and all other recording documents with respect to the Liens and security interests granted to the Bank pursuant to the Loan Documents. The Borrower also hereby authorizes the Bank to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument or chattel paper, such note or other instrument or chattel paper shall be immediately pledged to the Bank hereunder, duly endorsed in a manner satisfactory to the Bank and delivered to the Bank.

5.19 Bank’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Bank, and any officer or agent thereof (such constitution and appointment to become automatically effective following the occurrence and during the continuance of an Event of Default), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Bank’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Bank the power and right, on behalf of the Borrower without notice to or assent by the Borrower to do the following (subject to the rights, if any, of any Other Holders and the rights, if any, of the applicable Underlying Borrowers under the applicable Underlying Loan Documents):

(i) upon the occurrence and during the continuance of an Event of Default, to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under or in connection with any Collateral and, in the name of the Borrower or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Bank for the purpose of collecting any and all such moneys due under any Collateral whenever payable; and

(ii) upon the occurrence and during the continuance of any Event of Default (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due and to become due thereunder directly to the Bank or as the Bank shall direct; (B) to receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as may be designated by the Bank; (C) to receive payment of and receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (D) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (F) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (G) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; (H) to assign any copyright or trademark (along with the goodwill of the business to which such copyright or trademark pertains) for such term or terms, on such conditions, and in such manner as the Bank shall determine in its sole discretion; and (I) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and to do, at the Bank’s option and the Borrower’s expense, at any time or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

(b) This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) The powers conferred on the Bank hereunder are solely to protect the interests of the Bank in the Collateral and shall not impose any duty upon it to exercise any such powers. The Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its directors, officers, employees or agents shall be responsible to the Borrower for any act or failure to act, except for its gross negligence, willful misconduct or fraud.

(d) The Borrower also authorizes the Bank at any time and from time to time following the occurrence and during the continuance of an Event of Default (i) to communicate with Underlying Borrowers with regard to the assignment of Underlying Loans hereunder and other matters relating thereto and (ii) to execute any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

5.20 Performance by Bank of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained herein, and the Bank, as provided for by the terms of this Agreement, shall perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Bank incurred in connection with such performance or compliance (together with interest thereon at the rate of two (2%) percent in excess of the interest rate then in effect under the Revolving Credit Note) shall be payable by the Borrower to the Bank on demand and shall constitute Obligations secured hereby.

VI. CONDITIONS PRECEDENT

6.1 Conditions Precedent. The obligation of the Bank to make an Advance as of the date hereof is subject to the condition precedent that the Bank shall have received each and every one of the following on or before the date hereof in form and substance satisfactory to the Bank:

(a) An originally executed copy of this Agreement and each of the other Loan Documents which are dated the date hereof, and all other documents, instruments and certificates required hereunder and thereunder;

(b) A copy of the certificate of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the Borrower and each Pledgor, certified as a true copy by the Secretary or an Assistant Secretary of each such entity;

(c) A good standing certificate issued as of a recent date with respect to the Borrower and each Pledgor by the Secretary of State of each state in which the Borrower or any Pledgor is incorporated or qualified to conduct business;

(d) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Pledgor certifying the names and true signatures of the officers of the Borrower and each Pledgor authorized to sign each of the Loan Documents to which the Borrower or such Pledgor, as applicable, is a party;

(e) (i) Evidence reasonably satisfactory to the Bank that the Borrower is authorized to execute, deliver and perform each of the Loan Documents to which it is a party, and (ii) a copy of the resolutions approved by the Board of Directors/Managers of each Pledgor authorizing the execution, delivery and performance by such Pledgor, as applicable, of each of the Loan Documents to which it is a party, certified as a true copy by the Secretary or an Assistant Secretary of each such Pledgor;

(f) A written opinion of in-house counsel to the Borrower and the Pledgors, reasonably satisfactory to the Bank;

(g) An originally executed copy of a Borrowing Base Certificate dated as of a date not earlier than three (3) Business Days prior to the date of this Agreement;

(h) Evidence reasonably satisfactory to the Bank that Collateral is not subject to any Lien other than Permitted Liens.

(i) Evidence reasonably satisfactory to the Bank that all filings, recordings and other actions that are necessary or desirable in order to establish and perfect the Bank’s security interest in the Collateral as a valid perfected first priority security interest (except as otherwise set forth on Schedules I and III hereto) shall have been or shall be duly effected, including, without limitation, the filing of financing statements and the filing or recordation of such other documents as the Bank shall deem necessary or desirable, all in form and substance satisfactory to the Bank, and all fees, taxes and other charges relating to such filings and recordings shall have been paid by the Borrower;

(j) Payment of all reasonable legal, closing and other fees of the Bank; and

(k) Such other documents, certificates, opinions and information as the Bank shall reasonably request, in form and substance satisfactory to the Bank, and all legal matters and documents with respect to the transactions contemplated by this Agreement shall be satisfactory to counsel for the Bank.

6.2 Conditions Precedent to Additional Advances. The Bank shall have no obligation to make any additional Advance subsequent to the date hereof unless each of the following conditions precedent has been either satisfied or waived prior to or concurrently with the making of such Advance.

(a) Each of the conditions of Section 6.1 has been satisfied or waived by the Bank in writing;

(b) Each of the Loan Documents shall be in full force and effect;

(c) The representations and warranties of the Borrower set forth herein shall be true and correct as of the date of each Advance as if made on and as of such date;

(d) No Default or Event of Default has occurred and is continuing as of the date of each Advance;

(e) There is and has been no material adverse change in the Borrower’s financial condition, results of operations or otherwise which would, in the judgment of the Bank, impair the Borrower’s ability to repay all or any portion of the Revolving Credit Note; and

(f) No further action, including any filing or recording of any agreement, document or instrument, is necessary to establish and perfect the Bank’s Lien on and priority in the Collateral.

Each request for an Advance by the Borrower shall be deemed a representation and warranty by the Borrower that each of the conditions precedent set forth in Sections 6.2(a), (b), (c), (d) and (e) hereof has been satisfied, unless the Bank has waived satisfaction of any such condition in writing prior to or concurrently with the making of such Advances in which case the representation and warranty of the Borrower will not be deemed to extend to that particular condition.

VII. EVENTS OF DEFAULT

7. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental body:

7.1 The Borrower shall fail to make any payment of principal, interest, fees or other amounts under the Revolving Credit Note or under this Agreement on any date when due.

7.2 If any warranty or representation made by or on behalf of the Borrower contained herein or in any of the Loan Documents or in any document furnished in compliance or connection with the Loan Documents is false or incorrect in any material respect when made.

7.3 (i) The Borrower shall default in the performance or observance of any covenant or agreement set forth in Sections 5.1 through and including 5.22, or (ii) the Borrower shall default in the performance or observance of any other covenant or agreement contained in this Agreement (which is not the subject of Section 7.1 or 7.2 hereof or clause (i) of this Section 7.3) and such default shall continue unremedied for 30 days after any officer of the Borrower shall have become aware of such default.

7.4 If any Event of Default shall occur under any of the other Loan Documents.

7.5 The Borrower or any Pledgor shall default in any payment of the principal of or interest on any Indebtedness (other than the Indebtedness evidenced by the Revolving Credit Note) owing to the Bank.

7.6 (i) The Borrower or any Pledgor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Pledgor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Pledgor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against the Borrower or any Pledgor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) the Borrower or any Pledgor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above.

7.7 A final judgment shall be entered against the Borrower by any court for the payment of money which, together with all other outstanding judgments against the Borrower exceeds $2,500,000 in the aggregate, which judgment is not fully covered by insurance, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, which together with other such property subject to other such process, exceeds in value $2,500,000 in the aggregate and, if within 60 days (10 days if such aggregate amount exceeds $5,000,000) after the entry, issue or levy thereof, such judgment, warrant or process shall not have been discharged or stayed pending appeal, or, if within 60 days (10 days if such aggregate amount exceeds $5,000,000) after the expiration of any such stay, such judgment, warrant or process shall not have been discharged.

7.8 (i) A reportable event (as defined in Section 4043 (b) of Title IV of ERISA) shall have occurred with respect to any “employee benefit plan” (as defined in Section 3 of ERISA) maintained by the Borrower or to any multi-employer plan in which the Borrower participates (collectively, the “Benefit Plans”) or any Benefit Plan of the Borrower shall have been voluntarily terminated as provided in Section 4041(a) of ERISA and the guaranteed, nonfunded, nonforfeitable benefits (as such terms are defined in Section 4022 of ERISA) of any such Benefit Plan that has been voluntarily terminated or with respect to which a reportable event has occurred, when included in the financial statements of the Borrower on a pro forma basis as a current liability and as a deduction from net worth, would cause the Borrower to have a negative net worth; (ii) a trustee shall be appointed by a United States District Court to administer any Benefit Plan; or (iii) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Benefit Plan.

7.9 If the Borrower or any Pledgor shall commence any action or step with respect to, or shall approve any plan of, any liquidation or dissolution of the Borrower or any Pledgor, unless provision is otherwise made for the payment in full of the Obligations.

7.10 If the Bank does not have a first position perfected Lien on any of the Collateral (except as otherwise indicated on Schedules I and III hereto).

7.11 If any Pledgor shall terminate or attempt to terminate its obligations under the Security Agreement.

VIII. REMEDIES

8.1 Upon the occurrence of an Event of Default set forth in Section 7.6, the Bank shall have no obligation to make any further Advances, and all amounts outstanding (with accrued interest thereon) and all other amounts owing under the Revolving Credit Note and the other Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

8.2 Upon the occurrence of any other Event of Default, the Bank shall have no obligation to make any further Advances and the Bank may declare all amounts outstanding (with accrued interest thereon) and all other amounts owing to it under the Revolving Credit Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

8.3 Upon the occurrence of any Event of Default, and subject to the rights, if any, of any Other Holders and the rights, if any, of the applicable Underlying Borrowers under the applicable Underlying Loan Documents:

(i) All payments received by the Borrower under or in connection with any of the Collateral shall be held by the Borrower in trust for the Bank, shall be segregated from other funds of the Borrower and shall forthwith upon receipt by the Borrower be turned over to the Bank, in the same form as received by the Borrower (duly endorsed by the Borrower to the Bank, if required); and

(ii) Any and all such payments so received by the Bank (whether from the Borrower or otherwise) may, in the sole discretion of the Bank, be held by the Bank as collateral security for, and/or then or at any time thereafter applied in whole or in part by the Bank against, all or any part of the Obligations in such order as the Bank shall determine in its sole discretion. Any balance of such payments held by the Bank and remaining after payment in full of all such Obligations shall be paid over to the Borrower or, if the Bank has knowledge that another Person is lawfully entitled to receive the same, to such other Person.

8.4 If any Event of Default shall occur, the Bank may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Bank may, without any requirement of notice, setoff any and all amounts owing by the Borrower to it against any deposit account maintained in the Bank by the Borrower or any other property of the Borrower which may now or hereafter be in the Bank’s possession or control, and such right of setoff shall be deemed to have been exercised immediately upon such stated or accelerated maturity as aforesaid even though such setoff is not noted on the records of the Bank until a later time. Without limiting the generality of the foregoing, the Borrower expressly agrees that in any such event the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower which shall be released. The Borrower further agrees, at the Bank’s request, to assemble the Collateral and make it available to the Bank at places which the Bank shall reasonably select, whether at the Borrower’s premises or elsewhere. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys’ fees and legal expenses, to the Bank for payment in whole or in part of the Obligations, in such order as the Bank shall determine in its sole discretion, the Borrower remaining liable for any deficiency remaining unpaid after such application, and only after paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages, and demands against the Bank arising out of the repossession, retention or sale of the Collateral. The Borrower agrees that the Bank need not give more than twenty (20) days’ notice (which notification shall be deemed given when mailed, postage prepaid, addressed to the Borrower at its address set forth in Section 10.1 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled, the Borrower also being liable for the fees of any attorneys employed by the Bank to collect such deficiency.

8.5 The Borrower also agrees to pay all Bank Costs reasonably incurred with respect to the collection of any of the Obligations and the enforcement of any of the Bank’s rights hereunder.

8.6 The Borrower hereby waives (i) presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral, except as otherwise provided herein, (ii) all rights to seek from any court any bond or security prior to the exercise by the Bank of any remedy described herein, (iii) the benefit of all valuation, appraisement and exemption laws and (iv) all rights to demand or to have any marshaling of assets upon any power of sale granted herein or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement.

8.7 Without limiting the generality of any of the rights and remedies conferred upon the Bank in this Agreement, the Bank may, after the occurrence of an Event of Default and to the full extent permitted by applicable law: (i) take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction; (ii) at the Bank’s option, use, operate, manage and control the Collateral in any lawful manner; (iii) collect and receive all rents, income, revenue, earnings, issues and profits therefrom; and (iv) maintain, repair, renovate, alter or remove the Collateral as the Bank may determine in its sole discretion.

IX. INDEMNIFICATION

9.1 Indemnification. The Borrower agrees to pay, reimburse, indemnify and hold harmless, the Bank and its Affiliates and each of their respective directors, officers, employees, agents and representatives from and against any and all actions, reasonable costs, damages, reasonable disbursements, reasonable expenses (including reasonable attorneys’ fees), judgments, liabilities, losses, obligations, penalties and suits of any kind or nature whatsoever with respect to:

(i) the development, preparation, execution, performance, administration, enforcement, interpretation, amendment, modification, waiver or consent of any of the Loan Documents;

(ii) the exercise of any right or remedy granted in any of the Loan Documents, the collection or enforcement of any of the Obligations and the proof or allowability of any claim arising under any of the Loan Documents, whether in any bankruptcy or receivership proceeding or otherwise;

(iii) any claim of third parties, and the prosecution or defense thereof, arising out of or in any way connected with any of the Loan Documents; and

(iv) any and all search, recording and filing fees and taxes, and any and all liabilities with respect thereto, or resulting from any delay in paying stamp and other taxes, if any, which may be payable or determined to be payable in connection with the Loan Documents.

Notwithstanding the foregoing, the Bank shall not be entitled to any indemnification with respect to its own gross negligence, willful misconduct or fraud.

X. MISCELLANEOUS

10.1 Notice. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing and hand delivered, sent by certified mail, return receipt requested or reputable overnight courier providing a receipt against delivery or faxed (so long as, concurrently with sending a notice by fax, a party also sends the notice by any other means permitted hereunder) to the respective parties, as follows:

Bank:	Sterling National Bank
650 Fifth Avenue
New York, New York 10019
Attention: Mr. Thomas Braunstein
Telecopy: (212) 575-3442

- with a copy to -

Wolff & Samson PC
One Boland Drive
West Orange, New Jersey 07052
Attention: Laurence M. Smith, Esq.
Telecopy: (973) 530-2221

Borrower:	Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022
Attention: Alvin Murstein
Telecopy: (212) 328-2121

- with a copy to –

Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022
Attention: Michael C. Carroll, Esq.
Telecopy: (212) 328-3614

- with a copy to –

Medallion Business Credit, LLC
437 Madison Avenue
New York, New York 10022
Attention: Gerald J. Grossman, Esq.
Telecopy: (609) 524-4013

or to such changed address as may be fixed by notice. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received by the party to whom properly addressed, the written receipt by any employee of any such party constituting sufficient evidence of such receipt.

10.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.3 Survival of Agreements. All agreements, representations and warranties made herein, and in any certificates delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Revolving Credit Note and the making of any Advances.

10.4 Amendment. No modification, amendment or waiver of any provision of this Agreement or the Revolving Credit Note, nor consent to any departure by the Borrower shall in any event be effective unless the same shall be in writing and signed by the party granting such modification, amendment or waiver, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Revolving Credit Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement, the Revolving Credit Note or the other Loan Documents without the prior written consent of the Bank, which may be granted or withheld by the Bank in its sole and absolute discretion. This Agreement, the Revolving Credit Note and the other Loan Documents may be endorsed, assigned or transferred in whole or in part by the Bank, and any such holder or assignee of the same shall succeed to and be possessed of the rights and powers of the Bank under all of the same to the extent transferred and assigned. The Bank may grant participations in all or any portion of its interest in the indebtedness evidenced by the Revolving Credit Note, and in such event the Borrower shall continue to make payments due under the Revolving Credit Note to the Bank and the Bank shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts.

10.6 Severability. In case any one or more of the provisions contained in this Agreement or the Revolving Credit Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

10.7 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts and all such counterparts taken together shall constitute one and the same original instrument.

10.8 Governing Law; No Third Party Rights. This Agreement and the Revolving Credit Note and the obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

10.9 Pledge to the Federal Reserve. The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Revolving Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

10.10 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. AFTER CONSULTATION WITH COUNSEL, THE BORROWER AND THE BANK HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH LITIGATION INVOLVING THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND HEREBY AGREE THAT, IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE BORROWER AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK IN ANY LITIGATION ARISING HEREUNDER, AND IRREVOCABLY WAIVE ALL DEFENSES TO THE PERSONAL JURISDICTION OF SUCH COURTS, INCLUDING, WITHOUT LIMITATION, DEFENSES BASED UPON THE INCONVENIENCE OF SUCH FORUMS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND FURTHER AGREES THAT SERVICE OF ANY

SUCH PROCESS MAY BE EFFECTED, IN ADDITION TO ANY OTHER MEANS PERMITTED BY THE APPLICABLE RULES OF COURT, BY MAILING SUCH PROCESS CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY REPUTABLE OVERNIGHT COURIER PROVIDING A RECEIPT AGAINST DELIVERY TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.1 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY THE BANK OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date set forth on the first page hereof.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name: Alvin Murstein
Title: Chairman & Chief Executive Officer

STERLING NATIONAL BANK

By:	/s/ Thomas Braunstein
Name: Thomas Braunstein
Title: Vice President

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the      day of                     , 2004, before me, the undersigned, personally appeared                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the      day of                     , 2004, before me, the undersigned, personally appeared                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

Schedules and Exhibits

to

Loan and Security Agreement

by and between

Medallion Financial Corp.

and

Sterling National Bank

Exhibits

Exhibit A	-	Form of Borrowing Base Certificate

Schedules

Schedule I	-	Underlying Loans

Schedule II	-	Permitted Indebtedness

Schedule III	-	Permitted Liens

Schedule IV	-	Subsidiaries

Schedule V	-	Pending or Threatened Litigation

Schedule VI	-	Offices

Schedule VII	-	Intellectual Property

Exhibit A

Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE

Reference is made to the Loan and Security Agreement dated                         , 2004 (the “Loan Agreement”) between Medallion Financial Corp. (the “Borrower”) and Sterling National Bank (the “Bank”). Capitalized terms used in this Certificate and not otherwise defined shall have the meanings give to such terms in the Loan Agreement.

ELIGIBLE UNDERLYING LOANS:

Taxicab Medallion Loans ( %*)
Medallion Financial Corp.
Medallion Funding Corp.
Medallion Business Credit LLC
Asset-Based Loans ( %*)
Medallion Financial Corp.
Medallion Funding Corp.
Medallion Business Credit LLC
Taxicab Medallion Related Loans ( %*)
Medallion Financial Corp.
Medallion Funding Corp.
Medallion Business Credit LLC
Other loans ( %*)
Medallion Financial Corp.
Medallion Funding Corp.
Medallion Business Credit LLC

AGGREGATE NET PRINCIPAL AMOUNT of all Eligible Underlying Loans owned by the Borrower and all Pledgors (as more particularly described on the attached spread sheets)

ADVANCE RATE

BORROWING BASE

OUTSTANDING LOAN BALANCE

AVAILABILITY/(OVERADVANCE)

*	Represents the ratio, expressed as a percentage, that (i) the aggregate net principal amount owned by the Borrower and all Pledgors in such type of loan bears to (ii) the aggregate net principal amount owned by the Borrower and all Pledgors in all Eligible Underlying Loans.

**	Represents the aggregate net principal amount owned by such entity in such loan.

The Borrower certifies that the foregoing information is true, correct and complete as of the date of this Certificate. The Borrower understands that the Bank will rely upon the information set forth in this Certificate in making an Advance to the Borrower under the Loan Agreement.

Date:	MEDALLION FINANCIAL CORP.

By:
Name:
Title:

Schedule I

Underlying Loans

Schedule II

Permitted Indebtedness

Letter of Credit in the amount of $30,000 payable to 126 Street Parking Associates, c/o Murray Hill Properties LLC and AB Properties, 1140 Avenue of the Americas, New York, New York 10036.

Schedule III

Permitted Liens

Schedule IV

Subsidiaries

Medallion Funding Corp.

Medallion Business Credit, LLC

Medallion Capital, Inc.

Business Lenders, LLC

Medallion Bank

Medallion Taxi Media, Inc.

Medallion Media Japan, Ltd.

Freshstart Venture Capital Corp.

MedOreo Corp., Inc.

Schedule V

Pending or Threatened Litigation

None

Schedule VI

Offices and Locations of Books and Records

437 Madison Avenue

38th Floor

New York, New York 10022

11-49 44th Drive

Long Island City, New York 11101

15 Lewis Street

Hartford, Connecticut 06103

116 Village Boulevard

Suite 200

Princeton, New Jersey 08540

Schedule VII

Intellectual Property